Exhibit 99.01

PRESS RELEASE

FOR IMMEDIATE RELEASE

Beazer Homes Announces $50 Million Senior Notes Offering

ATLANTA, July 15, 2005 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced an offering of $50,000,000 aggregate principal amount of 6.875% Senior Notes due 2015. The notes are being sold as an add-on to the company’s existing $300,000,000 aggregate principal amount of 6.875% Senior Notes due 2015. The offering will be made to an initial purchaser pursuant to a private placement. The initial purchaser has informed Beazer Homes that it will sell or offer the notes within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The offering proceeds will be used for general corporate purposes.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchaser only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations and Corporate Communications
(770) 829-3764
lkratcos@beazer.com